Exhibit 10.1

2007 Executive Bonus Award Incentive Plan

March 5, 2007

Internap Confidential and Proprietary Information

Table of Contents

1.	Annual Incentive Plan (Executive)

2007 Incentive Plan (Executive)

The purpose of this plan is to:

▪	Focus participants’ actions on the achievement of annual revenue growth and profitability goals;
▪	Align participants’ actions on the accomplishment of key operational and strategic goals;
▪	Encourage and reward individuals for the achievement of specific objectives;
▪	Maintain a competitive range of incentive compensation opportunities; and
▪	Simplify the current executive incentive plan while maintaining existing bonus opportunity.

Participation

Participation in the plan will include the officers and executives of the Company. Other key contributors may be recommended by the CEO and approved by the Compensation Committee of the Board.

Awards

Each participant will be eligible for three awards based on the following goals:

▪	Achievement of Revenue Goals will comprise 25% of the potential award
▪	Achievement of EBITDA Goals will comprise 50% of the potential award
▪	Achievement of Individual Goals (MBO’s) will comprise 25% of the potential award

A threshold of financial performance (revenue, EBITDA and net income*) established by the 2007

*Excluding equity compensation expenses

Business Plan and approved by the Board must be achieved in order for any of the three awards to be paid. In addition, a participant must achieve at least “Meets Expectations” rating, including attainment of his or her individual/department budget objectives, in order for any of the three awards to be paid.

The Board shall establish Threshold, Target and Above and Maximum objectives for each of these goals. However, the Board of Directors (or in the Board’s discretion, the Compensation Committee) may adjust the revenue and EBITDA goals to exclude extraordinary expenses or benefits in their sole discretion. To be eligible for awards, participants must be a full-time employee of the Company at the time that the Board determines achievement under this 2007 Plan, and amounts payable are pro rated for the portion of the 2007 year during which the employee is an executive of the Company. The CEO has the latitude to adjust the level of bonus payout based upon each executive’s performance and contribution.

Each participant has an assigned target level stated as a percent of salary. The target award levels based on current incentive plan formula are:

Target Award Levels
Function	Target Level	Maximum
CEO	70%	140%
VP & CFO	50%	100%
COO	50%	100%
VP. GC	45%	90%
VP & CTO	37%	74%
VP & CSO	37%	74%
VP, HR	37%	74%
VP, IP GM	37%	74%
VP, Sales	25%	50%

The Board of Directors retains the sole discretion to determine whether Company and individual objectives have been met, after consideration of any recommendation by the Chief Executive Officer. Performance above the Maximum may result in higher awards at the sole discretion of the Compensation Committee.

Potential payment of achievement of the Target objective for the Annual Revenue Goal, Annual EBITDA Goal and Individual Goals shall equal 100% of each respective Goal’s allocated percentage of the individual executive’s total Target Award amount (25%, 50%, and 25% of the total Target Award amount, respectively).

Potential payment for achievement of the Threshold objective for the Annual Revenue Goal and Annual EBITDA Goal shall equal 40% of each respective Goal’s allocated percentage of the individual executive’s Target Award amount (40% of 25% of the total Target Award amount, in the case of the Annual Revenue Goal, and 40%o f 50% of the total Target Award amount, in the case of the Annual EBITDA Goal). Potential payment for achievement of the Threshold objective for the individual Goals shall be $0.

Potential payment for achievement of the above objective for the Annual Revenue Goal, Annual EBITDA Goal and Individual Goals shall be 130% of each respective Goal’s allocated portion of the individual executive’s Target Award amount. Potential payment for achievement of the Maximum objective for the Annual Revenue Goal, Annual EBITDA Goal and Individual Goals shall be 200% of each such Goal’s allocated portion of the individual executive’s Target Award amount.

Potential payment for performance for the Annual Revenue and Annual EBITDA goals that falls between the Target, Threshold, Above or Maximum objectives will be interpolated on a straight-line basis to determine the incentive amount.